Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q3 2020 Earnings Webcast

Opening – Louisa Quarto

Welcome to the third quarter 2020 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 24, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP. The Company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the third quarter 2020 investor presentation for HTI and part of the Quarterly Report on Form 10-Q for HTI for the quarter ended September 30, 2020 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Strategic Update – (Mike Weil)

Thanks, Louisa, and thank you all for joining us today. I am happy to report that HTI had a successful third quarter, highlighted by excellent rent collection, the conversion of the last remaining triple net seniors housing properties to the SHOP structure, and building a forward pipeline of new acquisitions.

HTI’s $2.6 billion portfolio is primarily focused on two segments that we believe will be in long-term demand – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (“SHOP”). These two segments represent over 91% of HTI’s net operating income with the balance coming from triple net leased healthcare facilities. We have elected to focus on these segments because we believe that medical office buildings will continue to generate stable cash flow and seniors housing properties will continue to see sustained demand. Overall, health care spending in the United States was over $3.5 trillion, or about 18% of GDP, in 2018, the most recent year for which complete data is available. Spending in this sector is not likely to decrease in the aftermath of COVID-19 and we believe the aging population in the US will continue to provide a tailwind and increase spending throughout the foreseeable future.

During the third quarter we were primarily focused on rent collection and active portfolio management. Rent collection for the third quarter was excellent, as we collected almost 100% of the cash rent payable from our MOB and triple-net tenants. We believe our rigorous underwriting and strong active management are important factors for our success. During the third quarter, we also took important steps which we believe will help drive future growth by completing four successful conversions from triple net seniors housing to the SHOP structure. We no longer own any seniors housing properties where we don’t oversee the operators. This gives us more control over operations, which we believe will allow us to improve the performance of these assets going-forward.

Turning to portfolio and balance sheet enhancement, we have diligently constructed an acquisitions pipeline of over $18 million to be acquired at a 7.8% weighted average cap rate and executed MOB lease renewals in the third and fourth quarter for approximately 100,000 square feet. HTI maintains a conservative balance sheet with modest net leverage of 41.4% and a weighted-average interest rate of 3.6% across the portfolio. We continue to monitor financial markets for attractive financing and capital market opportunities.

Slide 3: Third quarter Cash Rent Collection

Our proactive outreach to our tenants throughout 2020 encouraged an open dialog that allowed us to understand their challenges and develop mutually agreeable solutions early in the COVID-19 crisis. These efforts have been a major contributor to our collection of almost 100% of the third quarter original Cash Rent due in both our MOB and Triple Net portfolio segments. We are not actively negotiating any additional approved agreements with respect to our MOB or NNN properties at this time.

As a reminder from previous quarters, rents from the SHOP portfolio are excluded from this slide because the leases at these properties are, by design, essentially month-to-month.

Slide 4: Portfolio Snapshot

As of September 30, 2020, HTI owned 200 properties, totaling approximately 9.7 million rentable square feet in 31 states. The portfolio consisted of 116 medical office buildings, 67 seniors housing operating properties and two land parcels, 14 total NNN properties consisting of post-acute and skilled nursing facilities and hospitals, and one recently completed development property in Jupiter, Florida.

At quarter end, our medical office building portfolio was 91.4% occupied with a weighted average remaining lease term of 4.9 years, an increase from 91.1% in the third quarter of 2019. Increasing occupancy in this portfolio over the course of the last year is an impressive result and illustrates the resiliency of MOB assets. According to Green Street, MOB patient visit count has rebounded to normal pre-COVID levels, supporting the defensive reputation of this segment. Combined with the excellent rent collection, the MOB segment of our portfolio is performing how it is supposed to, thanks in part to the hard work of our underwriting, leasing and asset management teams.

The seniors housing operating portfolio was 77.9% occupied, a level that is a direct result of COVID-19. Although COVID-19 has adversely impacted SHOP occupancy and operating costs year to date, the SHOP team continues strategic consolidation and alignment of operators with our SHOP leadership team. Throughout 2020 we have focused on COVID-19 readiness through PPE inventory management and pandemic safety protocols, while collaboratively developing positive marketing strategies to promote and capture unmet demand. Looking ahead, we believe we are well positioned to welcome new residents to our communities who may have waited on the sideline due to timing concerns related to the pandemic. We are committed to balancing a safe environment with executing solid marketing strategies to capture market share through execution by the SHOP’s managing operators.

The triple-net leased post-acute/skilled nursing properties were 100% occupied with a weighted average remaining lease term of 7.1 years. We also own six hospitals which were 90.7% leased and had a weighted average remaining lease term of 6.5 years as of quarter end.

Slide 5: Dynamic Portfolio Fundamentals

We are very pleased with HTI’s portfolio mix which features a significant focus on MOB and SHOP assets. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition and asset management strategy.

We have elected to focus on Medical Office Buildings due to the growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursements and thus we can underwrite MOB acquisitions with less “stroke-of-the-pen risk”, whereby governmental policy changes unexpectedly can impact cash flow. We believe that our increasing occupancy rates and revenue year-over-year are evidence of this in practice.

Our focus on SHOP assets is supported by our belief in long-term demographic tailwinds, pent-up unmet demand, and confidence in our dedicated SHOP team’s collaborative work with our aligned operators in managing our assets in an accretive way. As members of the Baby Boomer generation begin to approach their 80’s, we believe that demand for high-quality, service-focused, and strategically located seniors housing facilities will continue to increase. This segment is also primarily “private pay” as a result is less a part of the health care system. It is subject to regular market forces and not as dependent on the policies of governments or insurance providers for rent payments.

We’ve worked diligently to construct a high-quality portfolio that is well diversified by geography and business segment. Our complete US portfolio is dispersed across 31 states with only two states representing more than 10% of NOI. As we mentioned before, 91% of NOI comes from the MOB and SHOP segments, with a 9% contribution from our triple-net leased healthcare facilities segment.

Slide 6: Strategic Partners

One of the most important aspects of a well-run healthcare real estate portfolio is the quality of the underlying tenants who occupy and operate the properties. Procuring well respected brands and developing strong partnerships with them is a core focus of our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

This slide lists some of the leading brands we partner with. In HTI’s MOB portfolio, we have partners such as The University of Pittsburgh Medical Center, an integrated, global, non-profit health enterprise with over 90,000 employees, 40 hospitals and 700 clinical locations. UPMC is a world-renowned health care provider and works closely with the University of Pittsburgh Schools of Health sciences, one of the top 10 in the US to receive research funding from the National Institutes of Health. In the SHOP portfolio we partner with core brands such as Frontier and Senior Lifestyle Corp. One of HTI’s SHOP operators who is fully aligned with our service focus is Cedarhurst Senior Living out of St. Louis, Missouri. The person-directed care model we have collaborated on with Cedarhurst is designed to focus on the best interests of the community residents and their families. This high touch service approach coupled with both a community culture of engagement and overall market knowledge ensures a relationship with a premier operator that fits well with HTI’s core values and market strengths. As we have seen since the onset of the COVID-19 pandemic, the good relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators who we trust to provide the best care for residents at our facilities.

Slide 7: Diligent Acquisitions

Year-to-date, we have acquired eight properties for a contract purchase price of $104 million. Four MOB properties were acquired for $26 million at a weighted average cap rate of 6.9% with a weighted average remaining lease term of 9.3 years, and four SHOP properties were acquired for a total of $78 million.

We also have a forward pipeline as of November 18th of $18.5 million comprised of three MOB properties at a weighted average 7.8% cap rate. We believe we have a strong cash and liquidity position to continue diligently seeking accretive acquisitions at opportunistic cap rates. Due to the ongoing dislocation in the market caused by COVID-19, we believe there may be opportunities to complete these types of acquisitions while continuing strong operational performance.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 8: Conservative Leverage Profile– (Katie Kurtz)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the third quarter. Net leverage remained modest at 41% with net debt of approximately $1.2 billion, gross asset value of $2.8 billion and a weighted average interest rate of 3.6%.

As of September 30, 2020, the Company had a total of $910 million of secured debt comprised of $551 million in mortgage notes payable and $359 million of Fannie Mae Master Revolving Credit Facilities. At the end of the third quarter, our unsecured corporate-level credit facility had an outstanding balance of $346 million, inclusive of the term loan component of $150 million. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our financing allocation.

On August 10, 2020, we entered into an amendment to our credit facility with KeyBank National Association and our other banking partners in the credit facility. The amendment revises specific provisions in the credit facility, including the payment of distributions. In connection with the amendment, future distributions will be paid on a quarterly basis in arrears in shares of HTI’s common stock, valued at HTI’s estimated per share net asset value in effect on the applicable date, based on a single record date to be declared each quarter. The number of shares issued in connection with any stock dividend will be based on HTI’s prior cash distribution rate of $0.85 per share per year. The board authorized a stock distribution for the third quarter in October that was made on October 15th to all stockholders of record as of the record date. While we continue to be confident in the performance of the portfolio, we believe the change in our distribution policy maintains liquidity and preserves financial flexibility in light of the uncertainty resulting from temporary disruptions caused by the COVID-19 pandemic.

Finally, in the third quarter we launched a $15 million equity line. Any proceeds will be used to repay amounts outstanding under the Revolving Credit Facility.

Slide 9 Enhanced Performance

HTI remains committed to driving portfolio and earnings growth through active portfolio management, accretive acquisitions and capital structure improvements. Year-over-year, total real estate investments have increased to $2.6 billion from $2.5 billion while the Company’s weighted average interest rate for total borrowings decreased to 3.6% from 4.5% as a result of mortgage debt refinancings. Comparing the nine months ended September 30, 2020 to the same period in 2019, revenues from Tenants increased to $290.7 million from $280.4 million.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 10: Company Highlights – (Mike Weil)

Thanks Katie. Supporting HTI’s high-quality portfolio and future growth is a diligent acquisition program that has already closed over $100 million of acquisitions in 2020, a conservative balance sheet with modest Net Leverage and an asset management platform focused on driving strong operational outperformance.

Our management team is the key to both ongoing performance and an eventual liquidity event based on management’s significant experience with public REITs and the healthcare industry.

Slide 11: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Our team’s collective experience and excellent working relationships with our tenants contributed to our ability to collect nearly 100% of the cash rent in the combined MOB and NNN portfolios during the third quarter, despite the operational and logistical challenges that COVID presented.

Slide 12: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio.

In 2018 HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

Slide 13: Strong Corporate Governance

HTI has an engaged board of directors, led by non-executive chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of independent directors, including an audit committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

In closing, we will end where we began. HTI had a very successful third quarter based on the hard work of our team both navigating through the COVID-19 crisis this year, and in years prior when we underwrote and acquired these properties. We are pleased to have completed the conversion of all of our formerly triple net seniors housing properties to the SHOP structure and look forward to continuing to align these operators’ practices with our SHOP team’s service-focused model. Our MOB portfolio continues to perform the way it was designed to, and our occupancy has increased in the portfolio year over year. We remain focused on the MOB and SHOP portfolios because of our belief in the durable long-term demand for these assets. We look forward to closing on the pipeline we have built, and to a strong end to 2020 for HTI.